Exhibit 4.8

EXCLUSIVE CALL OPTION AGREEMENT

This EXCLUSIVE CALL OPTION AGREEMENT (this “Agreement”) is entered into on April 24, 2019 by and among:

1.	HODE SHANGHAI LIMITED, a wholly foreign-owned enterprise incorporated in China with its registered address at Room 551, Level 5, No. 55 Jilong Road, China (Shanghai) Pilot Free Trade Zone (“Party A”);

2.	CHEN RUI, Identity Card Number: ***, a holder of 100% of the equity interests in Shanghai Kuanyu Digital Technology Co., Ltd.;

(Chen Rui, collectively “Party B”);

3.

Shanghai Kuanyu Digital Technology Co., Ltd. (“Shanghai Kuanyu”), a limited liability company registered and existing under the laws of China with its registered address at Room 1905, Building 2, No. 335 Guoding Road, Yangpu District, Shanghai (“Party C”).

In this Agreement, each of the above individually being referred to as a “Party”, collectively the “Parties”.

WHEREAS:

1.	As at the date of this Agreement, Party B holds in aggregate 100% equity interests of the Party C.

2.

Party B and Party C are in desirous of granting Party A and/or a person or persons designated by it, to the extent permitted by the laws of China, an exclusive call option to purchase all or part of the shares and/or assets held by Party C, and Party A is in desirous of accepting such option.

THEREFORE, upon consultations, the Parties hereby agree as follows:

1.	SALE AND PURCHASE OF SHARES AND ASSETS

1.1	Grant of Option

Party B hereby irrevocably grant Party A or a person or persons designated by it (“Nominee”, means (a) the direct or indirect shareholder(s) of Party A and the direct or indirect subsidiary(ies) of such shareholder(s); (b) Chinese national directors in Party A, direct or indirect shareholder(s) of Party A and the direct or indirect subsidiary(ies) of such shareholders(s)), to the extent permitted by the laws of China (including all laws, regulations, rules, circulars, interpretations and regulatory documents with binding effects promulgated by legislative, administrative and judicial departments at both national or local levels before or after the execution of this Agreement, hereinafter referred to as “PRC Laws”), during the effective term of this Agreement and in accordance with the steps of exercise determined by Party A in its sole and absolute discretion, an exclusive and irrevocable option to purchase all or part of the shares held by Party B in Party C (“Purchased Shares”) at the price stipulated in Article 1.2 of this Agreement (“Exclusive Share Purchase Option”). Party C hereby agrees to the grant of the share purchase option granted to Party A by Party B. Reference to “person” in this Article and this Agreement includes any individual, corporation, joint venture, partnership, enterprise, trust or non-corporate entity.

Party C hereby irrevocably grants Party A or its Nominee, to the extent permitted by the PRC Laws, during the effective term of this Agreement and in accordance with the steps of exercise determined by Party A in its sole and absolute discretion, an exclusive and irrevocable option to purchase all or part of the assets (“Purchased Assets”) of Party C (“Exclusive Asset Purchase Option”, together with the “Exclusive Share Purchase Option”, collectively referred to as “Exclusive Call Option”).

The Exclusive Call Option is an exclusive right owned by Party A. Without prior written consent of Party A, Party B shall not sell, offer to sell, transfer, gift, pledge or otherwise dispose of all or part of the Purchased Shares to any other person, and shall not authorize other person to purchase all or part of the Purchased Shares; neither shall Party B sell, offer to sell, transfer, gift, pledge or otherwise dispose of all or part of the Purchased Assets to any other person, and nor shall it authorize other person to purchase all or part of the Purchased Assets;

1.2	Purchase Price

Upon exercise of the Exclusive Call Option by Party A, with respect to the Purchased Shares, the purchase price shall be the lowest price permitted by the PRC Laws effective as at the transfer of shares; with respect to the Purchased Assets, the purchase price shall be the net book value of the Purchased Assets, provided that the lowest price permitted by the PRC Laws then in effect is lower than the net book value of the Purchased Assets. Otherwise, the purchase price shall be the lowest price permitted by the PRC Laws instead.

1.3	Exercise of Option

The exercise of the Exclusive Call Option by Party A shall be subject to, and in compliance with the PRC Laws. Party A has the absolute discretion to determine the time, manner and number of times of its exercise of the Exclusive Call Option.

At each exercise of the Exclusive Share Purchase Option decided by Party A, a notice specifying the number of Purchased Shares to be acquired from Party B by Party A (“ Share Purchase Notice”), shall be served by Party A to Party B and Party C (the form of the Share Purchase Notice is attached hereto as Appendix I).

At each exercise of the Exclusive Asset Purchase Option decided by Party A, a notice specifying the amount of assets to be acquired from Party C by Party A (“Asset Purchase Notice”, together with the “Share Purchase Notice”, collectively referred to as “Purchase Notice”), shall be served by Party A to Party B and Party C (the form of the Asset Purchase Notice is attached hereto as Appendix II).

1.4	Actions in connection with the Exercise of Option

In the event that Party A exercises the Exclusive Call Option, to ensure that the transfer of shares/assets is in full compliance with the provisions of this Agreement and the applicable laws, in substance and procedure, Party B and Party C severally and jointly covenant to take the following actions:

(1)

Within seven working days from the service of the Purchase Notice upon Party B and Party C, Party B and Party C shall prepare and execute all necessary documents in connection with the transfer of the Purchased Shares/Assets including the share/asset transfer agreements, and transfer all the Purchased Shares/Assets to Party A and/or its Nominee on a lump-sum basis;

(2)	Party B shall procure Party C to hold a shareholders’ meeting to pass resolutions at such meeting to approve the transfer of shares/assets from Party B or Party C to Party A and/or its Nominee;

(3)

with respect to the transfer of Purchased Shares, if necessary, Party B and Party C shall execute a share transfer agreement in the form of Appendix III (“Share Transfer Agreement”) attached hereto or in such other substance and form prescribed by the PRC Laws in relation to the share transfer agreement. Completion of the transfer of Purchased Shares (upon completion of the registration for the change with the industrial and commercial administration authority) shall take place no later than the fifteenth working day from the service of the Share Purchase Notice upon Party B and Party C, unless otherwise agreed by the parties taking into account the actual circumstances.

(4)

upon execution of this Agreement, Party B and Party C shall execute one or several sets of power of attorney in substance and form as set forth in Appendix IV of this Agreement, to authorize any person designed by Party A to execute and deliver to Party C, on the behalf of Party B, the share/asset transfer agreement and any other documents required under this Agreement.

(5)

Party B and Party C shall take all necessary actions, to process without delay and complete the procedures for relevant approvals and registrations, so that the Purchased Shares/Assets will be registered in the name of Party A and/or its Nominee free from any security interests. Reference to “security interests” includes guarantee, mortgage, pledge, third party right or interests, any option to purchase shares, right to acquire, right of first refusal, right to set-off, retention of title or other arrangement of guarantee, but excludes any security interests created pursuant to the Equity Pledge Agreement (as defined below);

(6)

Party B and Party C shall take all necessary actions to ensure that the transfer of the Purchased Shares/Assets will not be hindered in substance or procedure. Save as expressly provided under the conditions of this Agreement, neither Party B nor Party C shall create any obstacle or restrictive conditions to the transfer of Purchased Shares/Assets.

1.5

The Parties hereby agree that at the exercise of the Exclusive Call Option by Party A, Party B and/or Party C shall pay to Party A or its Nominee all proceeds from such transfer without any consideration.

2.	COVENANTS OF THE PARTIES

2.1	Covenants of Party B and Party C

Each of Party B and Party C hereby irrevocably covenants that:

(1)

it shall not, without prior written consent of Party A or Bilibili Inc., the parent company of Party A (“Party A’s Parent Company”), supplement, modify or amend the constitutional documents of party C, increase or reduce the registered capital of Party C, or otherwise change the structure of the registered capital of Party C;

(2)

it shall maintain the financial position and business standard and practice, and ensure that Party C and its subsidiaries are validly existing, and continue to carry out its business and manage its affairs in a diligent and effective way;

(3)

without prior written consent of Party A or Party A’s Parent Company, it shall not sell, transfer, pledge or otherwise dispose of any legal or beneficial interests in the assets, business or income of Party C, or permit to create any security interest over such interests at any time after the date of this Agreement;

(4)

without prior written consent of Party A or Party A’s Parent Company, it shall not incur, inherent, assume or permit the existence of any indebtedness, save for those (i) incurred in the usual or ordinary course of business other than by way of borrowing; and (ii) which has been disclosed to Party A whose prior written consent has been obtained;

(5)

it shall continue to carry on the business in the ordinary course to preserve the value of Party C’s assets, and nothing that may have material effect on the condition of business and asset value of Party C shall be caused by its act or omission;

(6)

without prior written consent of Party A or Party A’s Parent Company, it shall not enter into any material procurement contract, other than in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB500,000 shall be deemed a material contract);

(7)	without prior written consent of Party A or Party A’s Parent Company, it shall not extend any loan or credit to any person;

(8)	it will provide to Party A, at its request, all the operational and financial information of Party C;

(9)

Party C shall purchase from and maintain with an insurer acceptable to Party A adequate insurance, the insured amount and coverage of which are comparable to what is usually maintained by a company running similar business and owing similar properties or assets in the same area;

(10)	without prior written consent of Party A or Party A’s Parent Company, it shall not merge, consolidate with, acquire or invest in any person;

(11)	it shall immediately notify Party A of any actual or possible litigation, arbitration or administrative proceedings in relation to the assets, business and income of Party C;

(12)	it will execute all documents, take all actions, submit all claims or defend against all claims, which are necessary or appropriate to protect Party C’s proprietary rights over its assets;

(13)

without prior written consent of Party A or Party A’s Parent Company, it will not distribute any dividends, attributable profits and/or any assets to the shareholders; in the event Party B receives any of the abovementioned interests, it shall, within three working days, notify Party A and immediately transfer such interests to Party A without any consideration;

2.2	Covenants of Party B

Party B hereby irrevocably covenants that:

(1)

without prior written consent of Party A or Party A’s Parent Company, it shall not sell, transfer, pledge or otherwise dispose of any legal or beneficial interests in Party C’s shares held by it, or permit to create any security interest over such interests at any time after the date of this Agreement, save for the equity pledge created over Party C’s shares held by Party B pursuant to the “Equity Pledge Agreement” entered into between the parties at the date of this Agreement (“Equity Pledge Agreement”);

(2)

without prior written consent of Party A or Party A’s Parent Company, it shall not vote for or support at any shareholders’ meeting or sign any shareholders’ resolution which approves to sell, transfer, pledge or otherwise dispose of any legal or beneficial interests in any shares or assets, or permit to create any security interests over such interests, save as created in favor of Party A or its Nominee;

(3)

without prior written consent of Party A or Party A’s Parent Company, it shall not vote for or support at any shareholders’ meeting or sign any shareholders’ resolution which approves any merger or consolidation with, acquisition of or investment in any person by Party C, or any spin-off, change in registered capital and corporate structure of Party C;

(4)	it shall procure the passing of resolution at shareholders’ meeting of Party C approving the transfer of Purchased Shares pursuant to this Agreement;

(5)	it will execute all documents, take all actions, submit all claims or defend against all claims, which are necessary or appropriate to protect its ownership over the shares held by it;

(6)	it will appoint any person nominated by Party A as a director of Party C, at the request of Party A;

(7)

as and when requested by Party A, it will immediately transfer, unconditionally, the Purchased Shares to Party A or its Nominee, and waive its right of first refusal with respect to such transfer of shares by the other shareholders;

(8)

it shall fully comply with all provisions of this Agreement and other agreements jointly or separately entered into by Party A, Party A’s Parent Company, Party B and Party C, duly perform all obligations under such agreements, and nothing that may have material effect on the validity and enforceability of such agreements shall be caused by its act or omission to act.

3.	REPRESENTATIONS AND WARRANTIES OF PARTY B AND PARTY C

Each of Party B and Party C hereby severally and jointly represents and warrants to Party A, as at the date of this Agreement and at each transfer, that:

3.1

It has the power and capacity to execute and deliver this Agreement, and any share/asset transfer agreement (collectively, the “Transfer Agreements”) executed for each transfer of the Purchased Shares/Assets contemplated thereunder to which it is a party, and to perform its obligations under this Agreement and any Transfer Agreements. This Agreement and any Transfer Agreements to which it is a party, upon due execution, shall constitute its legal, valid and binding obligations, and enforceable against it pursuant to the terms of this Agreement and the Transfer Agreements.

3.2

The execution, delivery and performance of its obligations under this Agreement or the relevant share/asset transfer agreements: (a) will not be in conflict with, or result in a breach of any provision of the following documents, from time to time or after receipt of relevant notice: (i) its business license, articles or association, permit, governmental approval of its incorporation, agreements in connection with its incorporation or other constitutional documents, (ii) any other laws and regulations by which it is bound, (iii) any contract, agreement, lease or other documents to which it is a party or by which it or its assets are bound; (b) will not cause any pledge or other encumbrances to be created by it or any third party over its assets, save for the equity pledge created over Party C’s shares pursuant to the Equity Pledge Agreement; (c) will not cause any provisions of any contract, agreement, lease or other documents to which it is a party or by which it or its assets are bound, to be terminated or amended by it or any third party; (d) will not cause the suspension, revocation, confiscation, damages or expiration without extension of any applicable governmental approval, permit and registration etc.;

3.3	Party C has the good and transferrable title over all its assets free from any security interests.

3.4

Party C does not have any outstanding liabilities, save for those (i) incurred in the ordinary course of business; and (ii) has been disclosed to Party A whose prior written consent has been obtained; Party C’s shares are legally and validly owned by Party B. No encumbrance is created by Party B over Party C’s shares, save for the equity pledge created over Party C’s shares pursuant to the Equity Pledge Agreement.

3.5	Party C complies with all applicable laws and obligations; and

3.6	there is no ongoing, pending or possible litigation, arbitration or administrative proceedings in relation to the shares and assets of Party C.

Party B undertakes to Party A that it has made appropriate arrangement and executed all necessary documents to ensure that in the event of his or her death, loss of capacity, bankruptcy, divorce or other circumstances that may affect his or her ability to exercise shareholder’s rights, the performance of this Agreement shall not be affected or impaired by persons who may acquire the shares or relevant rights as a result thereof such as his or her heir and successor, guardian, creditor or spouse etc..

Each Party warrants that, in the event that it is permitted by the PRC Laws for Party A to directly hold Party C’s shares without affecting the legality of Party C’s conduct of its business, Party A shall be entitled to exercise the Exclusive Call Option in full immediately.

4.	EFFECTIVE DATE AND TERM

This Agreement shall become effective upon due execution by the Parties hereto.

The effective term of this Agreement shall be terminated when all shares and/or assets of Party C held by Party B are legally transferred in full to Party A and/or its Nominee in accordance with the provisions of this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement with 30 days’ prior written notice to Party B and Party C at any time, and Party A shall not be liable for any breach of contract by unilaterally terminating this Agreement.

5.	GOVERNING LAW AND DISPUTE RESOLUTION

5.1	The effectiveness, interpretation, performance, and dispute resolution and so forth of this Agreement shall be governed by the PRC Laws.

5.2

Any dispute arising between the Parties in connection with the interpretation and performance of the provisions in this Agreement shall be resolved amicably through consultations between the Parties. If the Parties are unable to reach an agreement within thirty (30) days from the date of written notice served by one Party to the other Party requesting for such consultation, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof then in effect. The place of arbitration shall be in Beijing; the language to be used in arbitration shall be Chinese. The arbitral award shall be final and equally binding on the Parties of this Agreement.

5.3

During the period while the arbitration proceedings are ongoing, except for the matters or obligations in dispute submitted for arbitration, both Parties shall continue to perform other obligations under this Agreement. The arbitrator shall have the right to make an appropriate award taking into account the actual circumstances so that Party A will receive appropriate legal remedy, including without limitation a restriction on the participation in the business operation of Party C by Party B, a restriction, prohibition or order on the transfer or disposal of the shares or assets of Party C held by Party B, a demand on Party B to wind up Party C.

5.4

Upon the request of one Party, the court with jurisdiction shall have the right to award provisional remedy, such as a judgement or ruling to seize or freeze the assets or shares of the defaulting party. Upon the effectiveness of the arbitral award, any Party shall be entitled to apply for the execution of the arbitral award to the competent court with jurisdiction.

6.	TAXES AND EXPENSES

Each Party shall bear any and all taxes, costs and expenses related to transfer and registration incurred by or imposed on such Party arising from the preparation and execution of this Agreement and Transfer Agreements and the consummation of the transactions contemplated thereunder.

7.	NOTICES

Unless otherwise notified in writing of any change to the following addresses, all notices required to be given or made pursuant to this Agreement shall be delivered to the following addresses by hand, fax or registered mail. The notice shall be deemed to be duly served on the date of acknowledgment receipt if sent by registered mail, or the date on which it is sent or transmitted if sent by hand or by fax as the case may be. Where the notice is sent by fax, the original of such written notice shall be delivered to the following addresses by registered mail or by hand immediately after transmission:

Party A: Hode Shanghai Limited

Address: Room 551, Level 5, No. 55 Jilong Road, China (Shanghai) Pilot Free Trade Zone

Tel/Fax: 021-25099255

Attention: Chen Rui

Party B:

Chen Rui

Address: Block 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai

Tel: 021-25099255

Attention: Chen Rui

Party C: Shanghai Kuanyu Digital Technology Co., Ltd.

Address: Block 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai

Tel/Fax: 021-25099255

Attention: Chen Rui

8.	CONFIDENTIALITY OBLIGATIONS

8.1

A Party (“Disclosing Party”) may have disclosed or will, from time to time, disclose to the other Party (“Receiving Party”) its confidential information (including without limitation information about business, customers, finance and agreements etc.). The Receiving Party shall be obliged to keep in strict confidence the confidential information, and shall not use the confidential information for purposes other than provided in this Agreement. The preceding provision shall not apply to the following information which: (a) as shown by written evidence of the Receiving Party, was rightfully known to the Receiving Party prior to the disclosure by the Disclosing Party; (b) enters or will enter the public domain through no breach by the Receiving Party of this Agreement; (c) is rightfully acquired by the Receiving Party from a third party without confidentiality obligation; and (d) is required to be disclosed in accordance with applicable laws, regulations or regulatory bodies’ requirement, or to its legal or financial advisor in the ordinary course of business.

8.2	The abovementioned obligations of confidentiality on each Party hereto are continuous and shall survive the termination of this Agreement.

9.	FURTHER ASSURANCE

The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.	FORCE MAJEURE

10.1

No Party shall be held liable for any delay or interruption in the performance of this Agreement to the extent such delay or interruption is caused by a “force majeure event”. A “Force Majeure Event” means any event beyond reasonable control of one Party and cannot be prevented with reasonable care of the party so affected, including without limitation, governmental action, acts of nature, fire, explosion, geographic changes, typhoon, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or financing shall not be regarded as an event beyond reasonable control of the Party. The affected Party who is claiming to be exempted from its failure of fulfilling the obligations under this Agreement or any provisions hereunder by a Force Majeure Event shall as soon as practicable notify the other Party of such exemption and the necessary steps to be taken for the fulfillment of such obligations.

10.2

The Party affected by a Force Majeure Event shall not be held liable under this Agreement provided that the Party so affected shall make all reasonable efforts to perform this Agreement and the Party seeking exemption shall only be exempted from the obligations to the extent that the performance of which is delayed or prevented. Once the cause of such exemption has been corrected or rectified, both Parties agree to resume the performance of this Agreement with their best efforts.

11.	MISCELLANEOUS

11.1	Variation, Amendment and Supplement

The Parties may amend and supplement this Agreement in writing. Any amendment and/or supplement to this Agreement by the Parties, upon due execution by the Parties is an integral part of and has the same effect with this Agreement.

11.2	Entire Agreement

Save as amended, supplemented or varied in writing subsequent to the execution of this Agreement, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior oral or written negotiations, representations and agreements between the Parties with respect to such subject matter, including the Exclusive Call Option Agreement executed by the Parties and other relevant parties on June 2, 2015.

11.3	Headings

The headings of the Articles in this Agreement are inserted for the convenience of reference only, and under no circumstances shall be used in or otherwise affect the construction or interpretation of this Agreement.

11.4	Language

This Agreement is made in Chinese and multiple originals.

11.5	Severability

In the event that any one or several provisions of this Agreement is held invalid, illegal or unenforceable in any way by any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way. The Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

11.6	Successor

This Agreement shall be binding on the successors or permitted assigns of the Parties.

11.7	Survival

Any obligations which accrued or due under this Agreement prior to the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

The provisions of Articles 6, 8 and 11.8 shall survive the termination of this Agreement.

11.8	Waiver

A waiver of the terms and conditions of this Agreement by any Party shall be made in writing and unanimous agreed and signed by all Parties. The waiver by any Party of any breach by the other Party shall not be deemed as a waiver of any other breach by the said other Party of a similar nature.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

(End of body)

PARTY A: HODE SHANGHAI LIMITED (COMPANY STAMP)

/s/ Hode Shanghai Limited

Authorized Representative:	/s/ Chen Rui

PARTY B:

CHEN RUI

By:	/s/ Chen Rui

PARTY C: Shanghai Kuanyu Digital Technology Co., Ltd. (COMPANY STAMP)

/s/ Shanghai Kuanyu Digital Technology Co., Ltd.

Authorized Representative:	Chen Rui

/s/ Chen Rui

Signature page to the Exclusive Call Option Agreement

List of Appendix

Appendix I	Share Purchase Notice
Appendix II	Asset Purchase Notice
Appendix III	Share Transfer Agreement
Appendix IV	Irrevocable Power of Attorney